Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Third Quarter 2017 Results

•	Revenues were $1.86 billion

•	Operating margin was 12.7%

•	Segment operating margin was 10.3%

•	Diluted earnings per share was $3.27

•	Cash from operations was $96 million; free cash flow was $5 million

NEWPORT NEWS, Va. (Nov. 8, 2017) - Huntington Ingalls Industries (NYSE:HII) reported third quarter 2017 revenues of $1.86 billion, up 10.7 percent from the same period last year. The increase was driven primarily by higher volume at Newport News Shipbuilding and the acquisition of Camber Corp., which occurred in the fourth quarter of 2016.
Diluted earnings per share in the quarter was $3.27, compared to $2.27 in the same period of 2016.
Operating income in the third quarter was $237 million, compared to $175 million in the same period last year. Operating margin in the quarter was 12.7 percent, up from 10.4 percent from the same period last year. The increases in operating income and operating margin were driven primarily by higher income at Newport News Shipbuilding due to the resolution of outstanding contract changes, higher income at Technical Solutions resulting from the reversal of a portion of an accounts receivable allowance related to Westinghouse Electric Company’s bankruptcy filing, a higher FAS/CAS adjustment, and continued solid performance at Ingalls Shipbuilding.
Cash from operations was $96 million in the quarter, compared to $254 million in the third quarter of 2016, and free cash flow1 was $5 million.

New business awards for the quarter were approximately $3 billion, bringing total backlog to approximately $23 billion as of Sept. 30. Major awards in the third quarter included the refueling and complex overhaul (RCOH) of the aircraft carrier USS George Washington (CVN 73).

“Our results reflect solid overall operating performance by the business," said HII President and CEO Mike Petters. “I’m pleased with our third quarter and year-to-date performance and the team’s continued focus on safety, quality, cost and schedule.”

1Free cash flow is a non-GAAP measure. See exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended September 30				Nine Months Ended September 30
(in millions, except per share amounts)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Sales and service revenues	$1,863	$1,683	$180	10.7%	$5,445	$5,146	$299	5.8%
Operating income (loss)	237	175	62	35.4%	638	590	48	8.1%
Operating margin %	12.7%	10.4%		232 bps	11.7%	11.5%		25 bps
Segment operating income (loss)[1]	192	140	52	37.1%	499	490	9	1.8%
Segment operating margin %[1]	10.3%	8.3%		199 bps	9.2%	9.5%		(36) bps
Net earnings (loss)	149	107	42	39.3%	415	376	39	10.4%
Diluted earnings (loss) per share	$3.27	$2.27	$1.00	44.1%	$9.04	$7.93	$1.11	14.0%

Weighted-average diluted shares outstanding	45.5	47.2			45.9	47.4

Adjusted Net Earnings (Loss)
Net earnings (loss)	$149	$107	$42	39.3%	$415	$376	$39	10.4%
After-tax FAS/CAS Adjustment[2]	(30)	(24)	(6)	25.0%	$(94)	$(70)	$(24)	34.3%
Adjusted Net Earnings (Loss)[3]	$119	$83	$36	43.4%	$321	$306	$15	4.9%

Adjusted Diluted EPS
Diluted earnings (loss) per share	$3.27	$2.27	$1.00	44.1%	$9.04	$7.93	$1.11	14.0%
After-tax FAS/CAS Adjustment per share[2]	(0.66)	(0.51)	(0.15)	29.4%	(2.05)	$(1.48)	(0.57)	38.5%
Adjusted Diluted EPS[3]	$2.61	$1.76	$0.85	48.3%	$6.99	$6.45	$0.54	8.4%

[1] Non-GAAP measures that exclude non-segment factors affecting operating income (loss). See Exhibit B for definitions and reconciliations.
[2] Tax effected at 35% federal statutory rate.
[3] Non-GAAP measures. See Exhibit B for definitions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended September 30				Nine Months Ended September 30
($ in millions)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenues	$593	$577	$16	2.8%	$1,782	$1,748	$34	1.9%
Segment operating income (loss)[1]	74	66	8	12.1%	238	236	2	0.8%
Segment operating margin %[1]	12.5%	11.4%		104 bps	13.4%	13.5%		(15) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls revenues for the third quarter increased $16 million, or 2.8 percent, from the same period in 2016, primarily due to higher revenues in amphibious assault ships, partially offset by lower revenues in the Legend-class National Security Cutter (NSC) program. Higher amphibious assault ships revenues were primarily due to increased volumes on Fort Lauderdale (LPD 28) and Bougainville (LHA 8), partially offset by decreased volumes on the delivered USS John P. Murtha (LPD 26), the delivered Portland (LPD 27) and Tripoli (LHA 7). Lower NSC program revenues were due to decreased volumes on the delivered USCGC Munro (NSC 6) and Kimball (NSC 7), partially offset by higher volume on Stone (NSC 9). Surface combatant revenues remained relatively constant due to decreased volumes on Frank E. Petersen Jr. (DDG 121), USS John Finn (DDG 113) following its delivery and Ralph Johnson (DDG 114), partially offset by higher volumes on Jack H. Lucas (DDG 125) and Lenah H. Sutcliffe Higbee (DDG 123).
Ingalls segment operating income for the third quarter was $74 million, an increase of $8 million from the same period last year. Segment operating margin in the quarter was 12.5 percent, compared to 11.4 percent in the same period last year. These increases were primarily due to higher risk retirement on Portland, partially offset by lower risk retirement on the NSC program.

Key Ingalls milestones for the quarter:

•	Completed builder’s sea trials and acceptance sea trials for the guided missile destroyer Ralph Johnson

•	Completed overhaul and modification of the guided missile destroyer USS Ramage (DDG 61)

•	Selected to repair the guided missile destroyer USS Fitzgerald (DDG 62)

•	Launched the guided missile destroyer Delbert D. Black (DDG 119)

•	Christened Tripoli

•	Completed acceptance sea trials and delivered the amphibious transport dock Portland

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended September 30				Nine Months Ended September 30
($ in millions)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenues	$1,053	$978	$75	7.7%	$3,025	$2,970	$55	1.9%
Segment operating income (loss)[1]	96	68	28	41.2%	248	247	1	0.4%
Segment operating margin %[1]	9.1%	7.0%		216 bps	8.2%	8.3%		(12) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News revenues for the third quarter increased $75 million from the same period in 2016, driven by higher revenues in aircraft carriers, submarines and naval nuclear support services. Higher revenues in aircraft carriers were primarily due to increased volumes on the RCOH of USS George Washington (CVN 73), the construction contract for John F. Kennedy (CVN 79) and the advance planning contract for Enterprise (CVN 80), partially offset by decreased volumes on the RCOH for the redelivered USS Abraham Lincoln (CVN 72) and the construction contract on the delivered USS Gerald R. Ford (CVN 78). Higher revenues related to the Virginia-class submarine (“VCS”) program were primarily due to increased volumes on Block IV boats, partially offset by decreased volumes on Block III boats. Higher revenues in naval nuclear support services were driven by increased volume in submarine support, partially offset by decreased volume in aircraft carrier support.
Newport News segment operating income for the third quarter was $96 million, an increase of $28 million from the same period last year. Segment operating margin was 9.1 percent for the quarter, compared to 7.0 percent in the same period last year. The increase was primarily due to the resolution of outstanding contract changes on the inactivation of the decommissioned USS Enterprise (CVN 65) and the RCOH of USS Abraham Lincoln, partially offset by lower risk retirement on VCS Block III boats.

Key Newport News milestones for the quarter:

•	Awarded a $2.8 billion contract to execute the RCOH of USS George Washington

•	Awarded a $219 million contract to execute maintenance and modernization efforts on the submarine USS Columbus (SSN 762)

•	Completed first cut of steel on Enterprise (CVN 80)

•	Reached 52-month labor agreement with United Steelworkers of America

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions

	Three Months Ended September 30				Nine Months Ended September 30
($ in millions)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenues	$241	$154	$87	56.5%	$710	$505	$205	40.6%
Segment operating income (loss)[1]	22	6	16	266.7%	13	7	6	85.7%
Segment operating margin %[1]	9.1%	3.9%		523 bps	1.8%	1.4%		44 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the third quarter increased $87 million, or 56.5 percent, from the same period last year, primarily due to higher volume in integrated mission solutions services following the acquisition of Camber in the fourth quarter last year and higher volumes in fleet support.

Segment operating income for the third quarter was $22 million, an increase of $16 million from the same period last year. Segment operating margin was 9.1 percent for the quarter, compared to 3.9 percent in the same period last year. The increases were primarily due to the reversal of a portion of an accounts receivable allowance on a nuclear and environmental commercial contract.

Key Technical Solutions milestones for the quarter:

•
Received a “notice to proceed” from the Department of Energy’s National Nuclear Security Administration allowing transition activities to begin for the management and operation of the Nevada National Security Site

•	Successfully completed unmanned missions testing of dual-mode undersea vehicle Proteus

•
Awarded a contract with a potential value of $78 million for technical and engineering support of U.S. Marine Corps’ Chemical, Biological, Radiological, Nuclear and High-Yield Explosive Consequence Management program

•
Awarded a contract with a potential value of $43 million over three years to provide training services to the U.S. Navy for tactical afloat shipboard, ashore and submarine C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) systems

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

About Huntington Ingalls Industries

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Integrated Missions Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs nearly 37,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EST today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Wednesday, Nov. 15 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 93153511.
Forward-Looking Statements

Statements in this release, other than statements of historical fact, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except per share amounts)	2017	2016	2017	2016
Sales and service revenues
Product sales	$1,391	$1,327	$4,088	$4,120
Service revenues	472	356	1,357	1,026
Sales and service revenues	1,863	1,683	5,445	5,146
Cost of sales and service revenues
Cost of product sales	1,105	1,059	3,279	3,241
Cost of service revenues	393	308	1,141	887
Income (loss) from operating investments, net	7	6	10	7
General and administrative expenses	135	147	397	435
Operating income (loss)	237	175	638	590
Other income (expense)
Interest expense	(18)	(19)	(53)	(56)
Other, net	1	1	—	(1)
Earnings (loss) before income taxes	220	157	585	533
Federal and foreign income taxes	71	50	170	157
Net earnings (loss)	$149	$107	$415	$376

Basic earnings (loss) per share	$3.28	$2.28	$9.06	$8.00
Weighted-average common shares outstanding	45.4	46.9	45.8	47.0

Diluted earnings (loss) per share	$3.27	$2.27	$9.04	$7.93
Weighted-average diluted shares outstanding	45.5	47.2	45.9	47.4

Dividends declared per share	$0.60	$0.50	$1.80	$1.50

Net earnings (loss) from above	$149	$107	$415	$376
Other comprehensive income (loss)
Change in unamortized benefit plan costs	(52)	20	(7)	59
Other	3	1	10	1
Tax benefit (expense) for items of other comprehensive income	19	(8)	(1)	(23)
Other comprehensive income (loss), net of tax	(30)	13	2	37
Comprehensive income (loss)	$119	$120	$417	$413

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	September 30, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$499	$720
Accounts receivable, net of allowance for doubtful accounts of $15 million as of 2017 and $4 million as of 2016	1,200	1,164
Inventoried costs, net	183	210
Prepaid expenses and other current assets	57	48
Total current assets	1,939	2,142
Property, plant, and equipment, net of accumulated depreciation of $1,730 million as of 2017 and $1,627 million as of 2016	2,093	1,986
Goodwill	1,217	1,234
Other intangible assets, net of accumulated amortization of $518 million as of 2017 and $488 million as of 2016	518	548
Deferred tax assets	288	314
Miscellaneous other assets	117	128
Total assets	$6,172	$6,352
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$318	$316
Accrued employees’ compensation	258	241
Current portion of postretirement plan liabilities	147	147
Current portion of workers’ compensation liabilities	220	217
Advance payments and billings in excess of revenues	92	166
Other current liabilities	240	256
Total current liabilities	1,275	1,343
Long-term debt	1,282	1,278
Pension plan liabilities	926	1,116
Other postretirement plan liabilities	430	431
Workers’ compensation liabilities	448	441
Other long-term liabilities	99	90
Total liabilities	4,460	4,699
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value; 150 million shares authorized; 53.0 million shares issued and 45.3 million shares outstanding as of September 30, 2017, and 52.6 million shares issued and 46.2 million shares outstanding as of December 31, 2016	1	1
Additional paid-in capital	1,935	1,964
Retained earnings (deficit)	1,656	1,323
Treasury stock	(931)	(684)
Accumulated other comprehensive income (loss)	(949)	(951)
Total stockholders’ equity	1,712	1,653
Total liabilities and stockholders’ equity	$6,172	$6,352

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30
($ in millions)	2017	2016
Operating Activities
Net earnings (loss)	$415	$376
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	123	123
Amortization of purchased intangibles	30	16
Amortization of debt issuance costs	4	4
Provision for doubtful accounts	10	—
Stock-based compensation	27	22
Deferred income taxes	26	59
Change in:
Accounts receivable	(47)	28
Inventoried costs	18	17
Prepaid expenses and other assets	12	(51)
Accounts payable and accruals	(41)	(42)
Retiree benefits	(198)	(75)
Other non-cash transactions, net	1	—
Net cash provided by (used in) operating activities	380	477
Investing Activities
Additions to property, plant, and equipment	(228)	(145)
Acquisitions of businesses, net of cash received	3	—
Proceeds from disposition of assets	9	4
Net cash provided by (used in) investing activities	(216)	(141)
Financing Activities
Dividends paid	(82)	(70)
Repurchases of common stock	(247)	(152)
Employee taxes on certain share-based payment arrangements	(56)	(51)
Net cash provided by (used in) financing activities	(385)	(273)
Change in cash and cash equivalents	(221)	63
Cash and cash equivalents, beginning of period	720	894
Cash and cash equivalents, end of period	$499	$957
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$173	$198
Cash paid for interest	$37	$36
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$3	$11

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income (loss),” “segment operating margin,” “adjusted net earnings (loss),” “adjusted diluted earnings per share,” and “free cash flow.”

We internally manage our operations by reference to “segment operating income (loss)” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income (loss) and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income (loss) and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income (loss) and segment operating margin may not be comparable to similarly titled measures of other companies.

Adjusted net earnings (loss) and adjusted diluted earnings per share are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We believe these measures are useful to investors because they exclude items that do not reflect our core operating performance. They may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income (loss) is defined as operating income (loss) for the relevant segment(s) before the FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income (loss) as a percentage of sales and service revenues.

Adjusted net earnings (loss) is defined as net earnings (loss) adjusted for the after-tax impact of the FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings (loss) divided by the weighted-average diluted common shares outstanding.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures.
FAS/CAS Adjustment is defined as the difference between our pension and postretirement plan expense under GAAP Financial Accounting Standards and the same expense under U.S. Cost Accounting Standards (CAS). Our pension and postretirement plan expense is charged to our contracts under CAS and included in segment operating income.

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income (Loss) and Segment Operating Margin

	Three Months Ended September 30		Nine Months Ended September 30
($ in millions)	2017	2016	2017	2016
Ingalls revenues	$593	$577	$1,782	$1,748
Newport News revenues	1,053	978	3,025	2,970
Technical Solutions revenues	241	154	710	505
Intersegment eliminations	(24)	(26)	(72)	(77)
Sales and Service Revenues	1,863	1,683	5,445	5,146
Segment Operating Income (Loss)
Ingalls	74	66	238	236
As a percentage of Ingalls revenues	12.5%	11.4%	13.4%	13.5%
Newport News	96	68	248	247
As a percentage of Newport News revenues	9.1%	7.0%	8.2%	8.3%
Technical Solutions	22	6	13	7
As a percentage of Technical Solutions revenues	9.1%	3.9%	1.8%	1.4%
Segment Operating Income (Loss)	192	140	499	490
As a percentage of sales and service revenues	10.3%	8.3%	9.2%	9.5%
Non-segment factors affecting operating income (loss):
FAS/CAS Adjustment	46	37	144	107
Non-current state income taxes	(1)	(2)	(5)	(7)
Operating Income (Loss)	237	175	638	590
Interest expense	(18)	(19)	(53)	(56)
Other, net	1	1	—	(1)
Federal and foreign income taxes	(71)	(50)	(170)	(157)
Net Earnings (Loss)	$149	$107	$415	$376

Reconciliation of Free Cash Flow

	Three Months Ended September 30		Nine Months Ended September 30
($ in millions)	2017	2016	2017	2016
Net cash provided by (used in) operating activities	96	254	380	477
Less:
Capital expenditures	(91)	(60)	(228)	(145)
Free cash flow	5	194	152	332

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com